Exhibit 99.3

CONSENT OF LEERINK PARTNERS LLC

We hereby consent to the use of our opinion letter dated November 26, 2018 to the Board of Directors of Arsanis, Inc., included as Annex B to the joint proxy statement/prospectus/information statement which forms a part of the Registration Statement on Form S-4 of Arsanis, Inc., filed on December 20, 2018, and to the references to such opinion in such joint proxy statement/prospectus/information statement under the captions: “Prospectus Summary – Reasons for the Merger,” “Prospectus Summary – Opinion of the Arsanis Financial Advisor as of November 26, 2018,” “The Merger – Background of the Merger,” “The Merger – Arsanis Reasons for the Merger” and “The Merger – Opinion of the Arsanis Financial Advisor as of November 26, 2018.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ LEERINK PARTNERS LLC

New York, New York
December 20, 2018